Exhibit (p)(8)

2007 Code of Ethics

TABLE OF CONTENTS

I.	2007 Important Compliance Due Dates

II.	Code of Business Conduct and Ethics

III.	Code of Ethics - Policy on Personal Securities Transactions

IV.	Compliance Procedures

V.	Personal Trading Authorization Forms (Removable)

VI.	New Employee Initial Holdings Report (Removable)

VII.	Quarterly Personal Securities Transaction Reports (Pre-Printed For Each Quarter - Removable)

VIII.	Annual Personal Securities Holdings Report (Removable)

IX.	Annual Code Of Ethics Acknowledgement Form (Removable)

Atlanta Capital Management Company, L.L.C.

2007 Employee Compliance Calendar

January 20, 2007	1) 2006 Annual Personal Securities Holdings Report Due to Compliance

2) 2007 Code of Ethics Annual Certification Due to Compliance

3) 4Q 2006 Missing Statements Summary Distributed

January 26, 2007	1) 4th Quarter 2006 Personal Securities Transactions Reports Due to Compliance

2) Copies of 4Q 2006 Missing Statements Due to Compliance

April 20, 2007	1Q 2007 Missing Statements Summary Distributed

April 27, 2007	1) 1st Quarter 2007 Personal Transactions Report Due to Compliance

2) Copies of 1Q 2007 Missing Statements Due to Compliance

July 20, 2007	2Q 2007 Missing Statements Summary Distributed

July 27, 2007	1) 2nd Quarter 2007 Personal Transactions Report Due to Compliance

2) Copies of 2Q 2007 Missing Statements Due to Compliance

October 19, 2007	3Q 2007 Missing Statements Summary Distributed

October 26, 2007	1) 3rd Quarter 2007 Personal Transactions Report Due to Compliance

2) Copies of 3Q 2007 Missing Statements Due to Compliance

ATLANTA CAPITAL MANAGEMENT COMPANY, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

For Officers and Employees

Adopted by the Executive Committee and effective on January 1, 2006

Atlanta Capital Management Company, LLC (“ACM” or “Company”) desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of ACM’s good health, namely its shareholders, employees, customers and suppliers. It is the policy of the ACM to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards. ACM’s policies apply equally to employees at all levels. This Code of Business Conduct and Ethics (“Code”) is adopted to comply with the separate corporate Code adopted by our majority owner/parent company, Eaton Vance Corp., effective October 31, 2004.

ACM welcomes and appreciates the efforts of employees who communicate violations or suspected violations of this Code, and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct even if, upon investigation, their suspicions prove to be unwarranted. All officers and managers of ACM are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

Of course, no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, and ACM relies upon each individual within the organization to act with integrity, to use good judgment and to act appropriately in any given situation. Nevertheless, we believe that this Code can help focus ACM’s management on areas of ethical risk, provide guidance to our personnel to help them to recognize and deal with ethical issues and help to foster a culture of honesty and accountability. We encourage each member of management and each employee to review this Code carefully, ask any questions regarding the policies and procedures embodied in this Code to ensure that everyone understands each such policy and procedure and the overall intent of the Code, and make every effort to remain in full compliance with both the letter and spirit of this Code.

Without limiting the generality of the above, the following presents ACM’s policy on specific topics concerning business ethics and legal compliance.

Conflicts of Interest

ACM’s officers, owners and employees have a duty to be free of conflicting interests that might influence their decisions when representing the Company. Consequently, as a general matter, our owners, officers and employees are not permitted to maintain any conflict of interest with the Company, and should make every effort to avoid even the appearance of any such conflict. A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with ACM’s interests as a whole. A conflict of interest can arise when as owner, officer or employee take actions or has interests that may make it difficult to perform his or her company work objectively and effectively or when a owner, officer or employee or a member of his or her family receives any improper personal benefits as a result of his or her position in the Company. Any officer or employee who believes that he or she may have a potential conflict of interest must report his or her concerns to the Chief Compliance Officer or member of the Executive Committee.

Without limiting the generality of this Code’s prohibition on conflicts of interest involving ACM’s officers, owners and employees:

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ACM’s dealings with suppliers, customers, contractors and others should be based solely on what is in the Company’s best interest, without favor or preference to any third party, including close relatives.

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Employees who deal with or influence decisions of individuals or organizations seeking to do business with ACM shall not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the Executive Committee after the interest or personal stake has been disclosed.

•	Employees shall not do business on behalf of ACM with close relatives, unless expressly authorized in writing by the Executive Committee after the relationship has been disclosed.

Owners, officers and employees, while representing ACM, shall not seek or accept from any prospective or current provider of goods or services to the Company or any prospective or current investment management client of the Company (“Client”) any gift, favor, preferential treatment, or special arrangement of “Material Value.” “Material Value” includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Atlanta, unless approved in advance by an appropriate senior executive of the Company as having a legitimate business purpose; personal loans or guarantees of loans; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. “Material Value” does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100.

Certain conflicts of interest arise out of the relationship between officers of the ACM and the investment companies (the “EV Funds”) sponsored or advised by it’s parent Eaton Vance Corp. (“Corporation”) and are subject to provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”) and the regulations thereunder that address conflicts of interest. For example, officers of the Corporation (which includes officer of ACM) may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the EV Funds because of their status as “affiliated persons” of “affiliated persons” of the EV Funds. The Corporation’s and the EV Funds’ compliance programs and procedures are designed to prevent, or identify and correct, violations of such provisions. This Code does not, and is not intended to,

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duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Corporation and the EV Funds, the officers of which may also be officers of the Corporation. As a result, this Code recognizes that the officers of the Corporation, in the normal course of their duties (whether formally for the Corporation or for the EV Funds, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on each entity. The participation of the officers in such activities is inherent in the contractual relationships between those entities and is consistent with the performance by the officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Board recognizes that officers of the Corporation may also be officers or employees of one or more investment companies or Subsidiaries covered by this Code or other codes of ethics.

Corporate Opportunities

Each of our owners, officers and employees holds a personal duty to the Company to advance the Company’s legitimate business interests when the opportunity so arises. No owner, officer or employee of ACM is permitted to:

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take personally, whether for economic gain or otherwise, any business opportunity discovered though the use of ACM’s property or information or such person’s position with the Corporation, where such opportunity might be taken by ACM, unless, after full disclosure, it is authorized in writing by the Executive Committee;

•	use any of ACM’s corporate property, information, or his or her position with the Company for personal gain to the detriment of the Company; or

•	compete with the Company.

Confidentiality/Insider Information

It is imperative that our owners, officers and employees safeguard confidential information including, but not limited to, information regarding transactions contemplated by ACM and the Company’s finances, business, computer files, employees, present and prospective customers and suppliers and stockholders. You must not disclose confidential information except where disclosure is authorized by ACM’s Executive Committee or Chief Compliance Officer, or is otherwise required by applicable law. Your obligation to preserve and not disclose the Company’s confidential information continues even after your employment by ACM ends.

You must keep confidential, and not discuss with anyone other than other employees for valid business purposes, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Corporation.

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You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

As noted above, no officer, owner or employee of ACM may in any manner use his or her position with the Company or any information obtained in connection therewith for his or her personal gain. Your obligations to ACM in this regard within the context of non-public, or “insider” information regarding the Company compel particular emphasis. Owners, officers and employees must not disclose or use or attempt to use “confidential” or “insider” information to further their own interests or for personal gain, economic or otherwise or for any other reason except the conduct of the Company’s business.

“Insider information” is non-public information that could affect the market price of Eaton Vance stock or influence investment decisions. Eaton Vance officers, directors and employees (including officer and employees of ACM) are prohibited from disclosing or using non-public information for personal gain, whether through the purchase or sale of our publicly traded securities or otherwise, and are urged to avoid even the appearance of having disclosed or used non-public information in this manner. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal and may result in civil and/or criminal penalties. Every employee is responsible for being familiar with the Atlanta Capital Policies and Procedures in Prevention of Insider Trading, available upon request from the Chief Compliance Officer.

Protection and Proper Use of Other Corporation Assets

All of our owners, officers and employees should endeavor at all times to protect our Company assets and ensure their efficient use. Theft, carelessness and waste can have a direct impact on ACM and our profitability; corporate assets should be used only for legitimate business purposes and in an otherwise responsible and reasonably efficient manner.

Fair Dealing

Although other sections of this Code specifically address your compliance with applicable laws and regulations and other standards, as a general matter, all of our owners, officers and employees shall endeavor under all circumstances to deal fairly with our customers, suppliers, competitors and employees. No owner, officer or employee of ACM shall take unfair advantage in the context of his or her position with the Company of any other person or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair-dealing practice.

Compliance with Laws and Regulations

ACM and its employees shall comply with all laws and regulations applicable to its business, including, but not limited to, the following:

Securities Law. Applicable federal and state securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002,

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the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Antitrust. Antitrust and related laws designed to protect against illegal restraint of competition. ACM will not engage or attempt to engage in agreements with competitors or suppliers to fix or illegally discriminate in pricing, or participate or attempt to participate in any form of bid rigging.

Foreign Activities. The U.S. Foreign Corrupt Practices Act. Actions taken outside the U.S., whether by non-U.S. personnel or by U.S. personnel operating internationally which may be in conformance with local custom, may be viewed as against permissible American standards of conduct. Accordingly, in instances where U.S. laws, regulations and standards relating to ethical conduct are more restrictive than those of a particular locality outside the U.S., conduct should be governed by U.S. standards.

You are not expected to know every detail of these or other applicable laws or rules, but should seek advice from ACM’s management or outside legal counsel as appropriate.

Illegal or Unethical Payments

ACM does not permit illegal, improper, corrupt or unethical payments to be made in cash, property, or services by or on behalf of the Company in order to secure or retain or attempt to secure or retain business or other advantages, including, but not limited to, payments to any employee of a customer or supplier of the Company for the purpose of influencing that employee’s actions with respect to his employer’s business. Such payments may constitute a crime in most U.S. and foreign jurisdictions. In jurisdictions where they are not so considered, they are regarded by ACM as unethical payments. Agents and representatives of ACM are required to follow the provisions of this Code in their dealings on behalf of the Company.

Public Officials. Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by local law.

Customers and Others. Business entertainment that is reason able in nature, frequency and cost is permitted, as is the presentation of modest gifts where customary. Because no clear guidelines define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard.

Form of Payments of Amounts Due Agents, Representatives and Others. All payments for commissions or other similar obligations are to be paid by check or draft, bank wire transfer, or other authorized means, and shall, in each case, be made payable to the order of the recipient or his authorized agent. The use of currency or other forms of “cash” payments is not acceptable.

Accounting and Financial Reporting Standards

ACM has implemented and will comply with generally accepted accounting principles for entries on our books and records. Entries should be properly authorized, complete, and accurate and reflect the transactions to which they relate. No false, artificial, misleading or

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deceptive entries should be made for any reason. No employee of the Company shall provide false information to, or otherwise mislead, our independent or internal auditors.

Bank or other accounts shall be fully accounted for and accurately described in our records.

Outside Directorships

No officer or employee of ACM may serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not for pay, without the prior written approval of the Executive Committee. This restriction shall not apply to serving any charitable or non-profit organization.

Media Inquiries

Occasionally, employees may receive an inquiry from a media representative requesting information or comment on some aspect of the Company’s affairs. Such questions must be referred to the Executive Committee or Eaton Vance Corporation’s Director of Public Affairs or the Legal Department, unless specifically covered by a formal procedure adopted by ACM.

Political Activities

Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense. ACM will not compensate or reimburse employees for such activities.

ACM will not contribute anything of value to political parties, candidates for public office or elected officials, except in jurisdictions where such contributions are legal and approved by our Executive Committee. Furthermore, without such approval, no corporate asset may be used in support of any organization whose political purpose is to influence the outcome of a referendum or other vote of the electorate on public issues.

Discipline

Any employee who violates or attempts to violate this Code or any other formal policies of the Company may be subject to disciplinary action, up to and including termination, in management’s discretion.

Periodic Review and Revision

Management reserves the right to amend and revise this Code in its sole discretion. Management shall report such amendments to Eaton Vance Corp. At least annually the Chief Compliance Officer shall provide a report to the Executive Committee regarding material violations of this Code, and the Executive Committee shall review this Code at least annually. Employees will be apprised promptly of any changes to the policies, procedures and obligations set forth herein.

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Reporting Obligation

It is the responsibility of each of our employees who has knowledge of misappropriation of funds, activities that may be of an illegal nature, or other incidents involving company loss, waste, and abuse or other violations of this Code (including the separate Code of Ethics – Policy on Personal Securities Transactions) to report, in good faith, the situation to the Chief Compliance Officer.

Prohibition Against Retaliation

Under no circumstances may the Company or any owner, officer or employee of the Company discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms or conditions of his or her employment on the basis of any lawful act by that employee to:

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provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the federal securities laws, the rules and regulations of the SEC or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to, or the investigation conducted by:

•	A federal regulatory or law enforcement agency;

•	Any member of Congress or any committee of Congress; or

•	Any person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, or terminate misconduct); or

•	file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any such alleged violation.

No Rights Created; Not Exclusive Code

This Code is a statement of certain fundamental principles, policies and procedures that govern ACM’s owners, officers and employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

This Code is not the exclusive code of ethics applicable to employees of ACM, who are also subject to the Code of Ethics – Policy on Personal Securities Transactions, designed to comply with the rules requirements under the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

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GENERAL PROVISIONS

1. Maintenance of List of Access Persons and Investment Professionals: Notification. The Compliance Assistant shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2. Review of Securities Reports. The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures.

3. Certifications by Employees. Each employee of the Company must certify at the time of hire and annually thereafter that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to a Company’s Code of Ethics, each employee of that Company must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4. Recordkeeping Requirements. ACM shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)	copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;

(2)	a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;

(3)	copies of each report, including transaction confirmations and other information, referred to in section C.7 of the Policy on Personal Securities Transactions (“Policy”), Part I above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided;

(4)	a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section C.7 of the Policy and who are or were responsible for reviewing such reports;

(5)	copies of each certification referred to in paragraph 3 of these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and

(6)	a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

5. Confidentiality. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the

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Procedures, by senior management of ACM, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

6. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Chief Compliance Officer.

7. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer and approved by the Executive Committee. In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Executive Committee will directly impose sanctions.

In adopting and approving this Code of Ethics, the Company do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

END

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Atlanta Capital Management Company, LLC

Code of Ethics - Policy on Personal Securities Transactions

(Adopted Effective January 1, 2007)

GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of ACM and our Clients at all times. The Code of Business Conduct and Ethics sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

Definitions

ACM refers to Atlanta Capital Management Company, LLC.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Cash Flow Trades is defined as trading in client accounts in a single account due to cash flow changes directed by the client, or other circumstances not related to ACM’s investment decision-making process. ACM serves as a sub-adviser to certain wrap programs, pursuant to which accounts are continuously traded based on a pre-determined model portfolio. Due to the continuous and non-discretionary nature of these transactions, ACM includes all such trading activity for Wrap Programs under this definition of Cash Flow Trades.

Eaton Vance refers to any one of Eaton Vance Corp. (EVC), Eaton Vance Management (EVM), Boston Management and Research (BMR), and Eaton Vance Distributors, Inc. (EVD).

Fund is each investment company registered under the Investment Company Act of 1940 for which EVM or BMR acts as the investment advisor or if such investment company has no investment adviser, for which EVM or BMR acts as the administrator/manager (non-advisory) and EVD acts as the principal distributor. Sub-advised Fund is each investment company registered under the Investment Company Act of 1940 for which ACM, EVM or BMR acts as the investment sub-adviser. Non-advised Portfolio is each investment company registered under the Investment Company Act of 1940 which has an investment adviser or sub-adviser other than ACM, EVM, or BMR and in which a Fund invests all its assets.

Client is any person or entity, including a Fund or Sub-advised Fund for which ACM provides investment advisory services.

Access person refers to all employees and officers of ACM

Investment Professional is an employee of ACM who in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Client or Fund (including portfolio manager and investment analyst).

Every Investment Professional is also an Access Person.

Immediate Family of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

Securities means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest in participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, puts, calls, straddles, options or privileges, on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instruments commonly known as “securities”, or any certificates of interest participation in, temporary or interim certificates for, receipts for, guarantee of, or warrants or rights to subscribe to or purchase any of the foregoing, and Funds and Sub-advised as defined above but do not include:

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940 other than a Fund or Sub-advised Fund Direct obligations of the government of the United States.

•	Money market instruments including bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issues of which, immediately before the registration, were not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is publicly offered/publicly traded Securities).

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $2 billion.

Program Trades is defined as trading in institutional client accounts which involves large transactions across a group of accounts to establish, increase, remove or reduce positions related to the active management of client portfolios. This would also include trades for single accounts of more than $10,000,000 related to the acquisition of new accounts or cash flows into existing accounts. Transactions in a single account or fund intended to establish, increase, remove or reduce positions related to the active management of client portfolios may also be deemed Program Trades.

A. Applicability of the Policy

Who is Covered? A part of this policy applies to all ACM employees, considered Access Persons under the Code. Other parts apply only to Investment Professionals. ACM will notify you if have been designated as an Investment Professional. This policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

What accounts are Covered? This policy applies to Securities transactions in all accounts in which you or member of your Immediate Family have a direct or indirect beneficial interest, unless the Chief Compliance Officer of ACM (“CCO”) determines that you or they have no direct or indirect influence or control over the account. Such determination will be based on written corroboration from the employees’ investment adviser or other supported documentation. Normally, an account is covered under this Policy if it is:

a)	in your name

b)	in the name of a member of your Immediate Family

c)	of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion

d)	of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion

e)	of a closely held corporation in which you or member of your Immediate Family hold shares and have direct or indirect investment discretion

B. Rules Applicable to All Employees

Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family as defined and accounts in which you or they have a direct or indirect beneficial interest. See Section A. above “Applicability of the Policy”. The procedure for obtaining pre-clearance is explained in the ACM Procedures for Policy on Personal Securities Transactions (“Procedures”).

1.	Pre-clearance of EVC Stock. You must pre-clear all purchase and sales of Eaton Vance stock with the CCO who will coordinate the pre-clearance with the Treasurer of EVC, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of EVC stock that you make or receive, or (3) automatic, non-voluntary transactions, such as stock dividends, stock splits, or automatic dividend reinvestments.

There are times when transactions in EVC stock are routinely prohibited, such as prior to releases of earnings information. Normally, you will be notified of these blackout periods via email.

2.	Pre-clearance: All Securities. You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear

(1)	Purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value of all your purchases of same Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

(2)	a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value of all your sales of same Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

(3)	a bona fide gift of Securities that you make or receive;

(4)	an Automatic Investment Plan;

(5)	a transaction pursuant to a tender offer that is applicable pro rata to all stockholders; or

(6)	a transaction in an exchange traded fund based on a broad-based securities index

(7)	Transaction in Funds and Sub-advised Funds

(8)	Transactions in municipal bonds

You will be denied pre-clearance of a transaction for any Security under the following conditions:

A.	A security held in a client portfolio: (a) where the contemplated personal transaction may reasonably be anticipated to adversely affect the market price for the security in question; or (b) where a personal transaction is effected with the intention of benefiting from potential market reaction to portfolio transactions of a client.

B.	No employee may initiate a transaction in a Security in the five trading days prior to the initiation of client Program Trades in that same security. In addition, an employee may not have a transaction in a security, which has been traded by the firm, until two trading days after the last firm Program Trade transactions have been completed.

Exemptions - The provisions of this section B. do not apply to:

1.	Personal transactions in Large Cap Issuers (defined above as an issuer of Securities with an equity market capitalization of more than $2 billion) if the value of such purchase or sale, together with the value of all your purchases or sales of equity Securities of that Large Cap Issuer in the previous six (6) days would not exceed $25,000.

2.	Personal transactions in Securities under the above blackout period, which conflict with Client Cash Flow Trades.

Any personal securities transaction which does not meet the above exemptions is subject to the black out period restrictions. Additionally, these di minimus exemptions will not apply to transactions that disadvantage ACM clients (i.e. trading ahead of clients or “front running”) and such transactions may be deemed violations at the discretion of the CCO. This exemption provision does not negate the pre-clearance requirement.

C.	A security listed on the ACM restricted list.

Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale, and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the attached Procedures.

3.	Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. Please refer to the Procedures for information regarding the process to obtain approval of restricted transactions.

A.	Initial Public Offerings (“IPO’s”). You may not purchase or otherwise acquire any Security in an Initial Public Offering. After the security begins public trading, you may trade the security in accordance with pre-clearance requirements for all Securities herein.

B.	Limited Offerings (Private Placements). You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior written approval from the CCO and Executive Committee of ACM. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with ACM any affiliated company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, include a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. ACM will maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

C.	Short Sales. You are strongly discouraged from the short sale of any Security, and are prohibited from the short sale of any Security held in Client portfolios.

D.	Naked Options. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own.

E.	Short Term Trading. You may not profit from the purchase and sale, or sale and repurchase, of the same or equivalent security within 30 calendar days. The CCO reserves the right to approve transactions within the 30-day period for exceptional or unusual circumstances.

F.	Investment Clubs. You may not be a member of an investment club that trades in or owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is impracticable for you to comply with the pre-clearance rules of this Policy with respect to that investment club.

G.	Prohibited Transactions. You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer.

4.

Reporting Requirements. You are required to provide the following reports of your Security holdings and transactions to the CCO or his designee. Remember that your reports should also include members of your Immediate Family and the accounts referred to under section A,

“Applicability of the Policy” above. Please review the definition of Securities in the “Definitions” section this Policy.

Please refer to the Procedures for detailed reporting procedures and related forms. The reporting requirements under this policy are:

A.	Initial Report of Holdings. Within ten (10) days after you become an Access Person (usually your employment date), you must submit to the CCO or his designee a report of your holdings of Securities (including Funds and Sub-Advised Funds), including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principle amount of each Security held at the time you became an Access Person. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds or other types and the date on which you submit the report to the CCO or his designee. This requirement may be satisfied through copies of account statements, provided such statements include all required information above and are current as of a date not more than 45 days prior to your becoming an Access Person.

B.	Annual Holdings Reports. After January 1 and before January 20 of each calendar year, you must submit to the CCO or his designee a report of your holdings of Securities (included Funds and Sub-Advised Funds), current within 45 days before the report is submitted including the title, type, exchange ticker or CUSIP number (if applicable), number of shares, and principal amount of each Security. Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds or other types. This requirement may be satisfied through copies of account statements, provided such statements include all required information above and are current as of a date not more than 45 days prior to the date the report is submitted.

C.

Quarterly Transaction Reports. Within 30 days after the end of each calendar quarter, you must submit to the CCO or his designee a report of your transactions in Securities (including Funds and Sub-Advised Funds) during the quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable) the interest rate and maturity date (if applicable) and the number of shares and principle amount of each security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account. The report must state the date on which you submit it to the CCO or his designee.

You do not have to submit a quarterly transaction report if (I) copies of all your transaction confirmations and account statements are provided to the CCO or his designee for that quarter (see paragraph 6, “Confirmations of Transactions and Account Statements” below) or (ii) all of the information required in such report is, on a current basis, already in the records of the Company (as, for example, in the case of transaction in Eaton Vance stock through the EVC employee stock purchase plan) or (iii) with respect to transactions effected pursuant to an Automatic Investment Plan.

D.	Initial and Annual Code of Ethics Certification– Upon commencing employment with the firm and annually thereafter, all employees will be provided a copy of the Code of Business Conduct and Ethics and this Code of Ethics – Policy on Personal Securities Transactions (together the “Code”). Each employee must acknowledge in writing receipt of the Code (initial), and that they understand and have complied with its provisions for the previous year (annual). In addition upon any revision to the Code, each employee must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

E.	Violations. If you have knowledge of any violations of this Code of Ethics, you must promptly report, in good faith, the situation to the CCO.

5.	Confirmation of Transactions and Account Statements. You must ensure that each broker, dealer or bank with which you maintain an account sends to the CCO or his designee, as soon as practicable, copies of all confirmations of your securities transactions and of all monthly, quarterly and annual account statements. See section A above, “Applicability of the Policy – What Accounts are Covered”.

If you certify to the CCO or his designee that ACM has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

Please see the separate Procedures for more information regarding your obligations regarding the quarterly collection of confirmations and account statements.

C. Rules Applicable to Investment Professionals

If you are an Investment Professional, you are subject to the following rules, in addition to the “Rules Applicable to Access Persons” in section B. above. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore ensure Client have been given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with our Clients’ interests. While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating the rules.

Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, “Applicability of the Policy” above.

1.	Prohibited Transactions: All Investment Professionals. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

2.	Prohibited Transactions: Investment Analysts. If you are an investment analyst, before you purchase or sell a Security, our Clients must be afforded the opportunity to act upon your recommendations regarding such Security. You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated through the relevant investment group your research conclusion regarding the Security (through a security rating, etc.) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below) or (ii) you have first determined, with the prior concurrence of the Executive Committee or CCO, that investment in that Security is not suitable for any Client.

a. Personal Trades Consistent with New or Changed Recommendations. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the sixth (6th) business day after you have broadly communicated a new or changed recommendation for such Security to the Investment Professionals in the relevant department, and then only if your transaction is consistent with your recommendation.

b. Personal Trades Inconsistent with New or Changed Recommendations. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the tenth (10th) business day after you have broadly communicated your new or changed recommendation for such Security to the Investment Professionals in the relevant department, if your transactions are inconsistent with your recommendations. You must pre-clear any such transaction and disclose to the CCO the reasons you desire to make a trade inconsistent with your recommendation.

c. Trading before communicating a recommendation. If you are an investment analyst who is in the process of making a new or changed recommendation on a Security for which you have coverage responsibility, but you have not broadly communicated your research conclusions and recommendations for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

D. Violations and Sanctions

Any ACM employee who violates any provision of this Code shall be subject to sanction, including but not limited to censure, a ban on personal securities trading, disgorgement of any profit or taking of any loss, fines and suspension or termination of employment. Each sanction shall be recommended by the CCO and approved by the Executive Committee. In the event the CCO violates any provisions of this Code, the Executive Committee shall recommend the sanction to be imposed.

Procedures for Policy on Personal Securities Transactions

Atlanta Capital Management Company LLC (“ACM”)

These procedures are designed to ensure compliance with the ACM Code of Ethics (“Code”) with respect to the Policy on Personal Securities Transactions (the “Personal Trading Policy”). The Code and these procedures must be read and understood by every ACM employee. If you have any questions about the Code, the Policy or these Procedures, please contact the firm’s Chief Compliance Officer (“CCO”), Kelly Williams.

Access Persons are currently defined as all employees of ACM under the Code and all employees will be required to pre-clear most personal securities transactions through a designated compliance representative. These trades are then entered into a proprietary compliance Access database (the “System”) and incorporated by reference and deemed part of these procedures.

The following positions/individuals are involved in implementing the Code and the Personal Trading Policy:

Chief Compliance Officer	Kelly Williams	ext. 215

Executive Committee	Chip Reames	ext. 213
	Dan Boone	ext. 219
	Bill Hackney	ext. 210

Investment Committee	Dan Boone	ext. 219
	Bill Hackney	ext. 210
	Chip Reed	ext. 262
	Richard England	ext. 251
	Greg Coleman	ext. 212

Portfolio Management Representative	Marilyn Irvin	ext. 218

Compliance Assistant	Suzanne Marger	ext. 290

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Every ACM employee has certain reporting responsibilities under the Code and is deemed an “Access Person”. “Investment Professionals” as defined in the Code have additional responsibilities. If you are unsure whether you are an Investment Professional, consult with the Chief Compliance Officer (“CCO”) or Compliance Assistant. All terms not defined herein will have the meaning given them in the Code.

1. All Employees

A.	Quarterly and Annual reporting requirements

Code Certification - Upon hire and annually thereafter, each ACM employee is required to read and submit a Certification of Compliance (See Appendix section in Code of Ethics Handbook) indicating the employee understands and has complied with the terms of the Atlanta Capital Code of Ethics and its Policies and Procedures in Prevention of Insider Trading. The Compliance Assistant will ensure that this Certification is submitted by each employee and prepare a report of all submissions for review by the CCO.

Annual/Initial Holdings Reports – Within ten days of employment and annually thereafter (filed between January 1st and January 20th), each employee must complete and submit an Annual Report of Securities Holdings and a report of accounts which hold securities to the Compliance Assistant.

Duplicate Confirmations and Account Statements – Each employee must arrange for his or her brokerage/bank custodian firm to send duplicate confirmations and all periodic (monthly or quarterly) account statements directly to ACM to the attention of Compliance. Please see “Attachment A” as a model for the request letter you would send to your brokerage firm. If required by your broker, the Compliance Assistant can provide a request letter on behalf of ACM. This requirement applies to all “Covered accounts” as defined in the ACM Policy on Personal Securities Transactions.

Quarterly Personal Securities Transaction Reports – Each employee must complete and submit a Quarterly Personal Securities Transaction Report (“Quarterly Report”) to the Compliance Assistant within thirty (30) days after the close of the calendar quarter. This requirement does not apply if the brokers for all employee accounts have (i) provided duplicate copies of all broker confirmations for transactions they have engaged in during the preceding quarter and (ii) provided a quarterly or monthly statement of transactions for the period. It is the employee’s responsibility to verify these confirmations and statements have been received by ACM and certify that fact on the Quarterly Report and submit it to the Compliance Assistant. If no personal transactions have been effected, the employee should indicate that on the Quarterly Report by checking box 2.

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Reporting of New Personal Securities Accounts – Each employee must also report on a quarterly basis any new securities accounts opened which would meet the definition of covered accounts under the Policy. Such accounts should be included on the Quarterly Report as defined above and meet the duplicate confirm and statement requirements.

B.	Pre-Approval procedures for Transaction in Securities issues by Eaton Vance

Each employee must receive approval from the CCO of ACM before buying or selling Eaton Vance securities (Eaton Vance Corp., through a wholly-owned subsidiary, is the majority partner in ACM LLC). The CCO or his designee will coordinate the approval from the Chief Financial Officer/Treasurer of Eaton Vance.

The transaction must be executed within the relevant approval period which will be the same business day that the approval is grant or the next business day in cases were approval is granted after the relevant market has closed. Only the Chief Financial Officer of Eaton Vance or his Assistant may extend this approval period.

C.	Pre-approval procedures for limited offerings (private placements)

You may not purchase or otherwise acquire any Security in a limited offering or private placement, except with the prior written approval from the Chief Compliance Officer and Executive Committee of ACM. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with ACM any affiliated company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.

ACM will maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

D.	Pre-approval procedures for personal transactions in non-Eaton Vance securities

Most security transactions must be pre-cleared through the submission of a Personal Trading Request Form (“Trading Form”) to the Compliance Trading Administrator (“CTA”), Compliance Assistant or directly to the CCO (together “Compliance

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Representatives”). You will be advised by Compliance if the proposed trade conflicts with your obligations under the Code and Personal Trading Policy (based on information available to the Compliance representative).

The transaction must be executed the same business day that the approval is granted or the next business day in cases were approval is granted after the relevant market has closed. Only the Chief Compliance Officer may extend this approval period.

The Program/Cash Flow trade distinction will be used to prevent employee trading from affecting material transactions made for the benefit of clients. The Chief Compliance Officer reserves the right to review trading activity of employees which fall within either category to the extent that the underlying principles of fair dealing could be potentially violated.

E.	Exceptions to Pre-Approval Procedures for Employees

•

In the absence or unavailability of the CCO, his/her responsibilities under the Procedures shall be assumed by any member of the Executive Committee except with respect to a transaction which the Executive Committee member has a personal financial interest.

•	The CCO may fulfill any responsibility of any other official or designee with regard to Procedures, except with respect to a transaction in which the CCO has a personal financial interest.

•

The CCO will coordinate the approval and review of all his/her personal investing activities and other requirements/responsibilities under these procedures with a member of the ACM Executive Committee.

2. Portfolio Manager (“PM’s”) & Analysts

The following procedures apply to all employee’s with PM and Analytical responsibilities:

A.	Notification Procedures for Analysts

Each written recommendation by an ACM analyst to purchase, sell or hold a Security shall contain the following language:

Note: The analyst making this recommendation does/does not (circle one) have a direct or indirect beneficial interest in the securities of the issuer.

B.	Additional PM Approval for Stocks in the ACM Investment Universe

If an equity security is identified as eligible for investment in client accounts and inclusion in the investment universe, the Compliance Assistant will be required to obtain an additional Portfolio Manager approval before the trade may be completed. This PM level approval will be coordinated by the Portfolio Manager Representative or in his/her

4

absence, the CCO and/or member of the Investment Committee (with equity portfolio management responsibilities) identified above. The individual designated for this second PM level approval is charged with ensuring that no client trading activity is expected by any ACM investment team in any ACM account which may require discussion with other PM team members. No individual may approve trades in their own account for any reason.

3. Compliance Responsibilities & Procedures

The Compliance Assistant will have the following responsibilities in monitoring these Procedures under the supervision of the CCO:

•	Maintain a list of employees and designated investment professionals

•	Compile confirmations and statements on a monthly/quarterly basis for all employee personal transaction covered accounts. Once complete this individual will:

•	Distribute brokerage account deficiency reports directly to employee which include any missing statements

•	Follow up with employees regarding missing statements

•	Report any deficiencies or missing items in a report to the CCO

•	Review/compare employee trade requests as entered into the compliance database vs. broker confirmations and statements.

•	Initiate quarterly, annual and initial filings for all employees. Follow up on any delinquent filings.

•	Review quarterly and annual filings, report discrepancies to the CCO and follow-up on missing reports.

•	Maintain records required under the Code, the Policy and these procedures.

•	Enter employee trade requests into the compliance database and approve/deny trade requests based on System output.

•	Maintain/compile all employee Trading Forms on a monthly basis.

•	Enter additions/deletions to the ACM restricted list in the System.

The Chief Compliance Officer or his designee will have the following specific responsibilities in addition to the overall oversight of these procedures:

•	Review monthly/quarterly System generated employee trading exception reports and research any exceptions.

•	Review summary deficiency reports provided by the Compliance Assistant

•	Review/compare analyst’s personal trades with their recommendations and discuss discrepancies with the Investment Department heads or Director of Research.

•	Compare Portfolio Manager personal trades vs. client portfolio Program Trades.

•	Oversight of system edits, data tables of the System working with Information Technology staff.

•	Maintain record of employee investments in limited offerings/private placements

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Atlanta Capital Management, LLC

Procedures for Policy on Personal Securities Transactions

List of Attachments

Attachment A	Letter to Brokerage Firm Requesting Confirmations & Statements

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ATTACHMENT A

[Date]

[Broker Name and Address]

To Whom It May Concern:

This letter is to notify [insert Broker’s Name] that I am an employee of Atlanta Capital Management Company, LLC (Atlanta Capital), an investment advisory firm registered with the Securities and Exchange Commission. The account(s) for which I have a direct or indirect interest in is:

Account No.

In compliance with SEC regulations and under our firm’s personal trading guidelines, I request that duplicate confirmations and statements, for the above account(s) with your company, be sent to the following address:

Atlanta Capital Management Company LLC

Attn: Compliance Officer

Two Midtown Plaza

1349 W. Peachtree St., Suite 1600

Atlanta GA, 30309

Thank you in advance for your assistance in this matter. If you have any questions, please contact Suzanne Marger in the Compliance Department at Atlanta Capital Management Company, 404-876-9411 or via e-mail at suzanne.marger@atlcap.com.

Sincerely,

[insert your name]

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ACM LLC PERSONAL TRADING AUTHORIZATION

EMPLOYEE NAME	TODAY’S DATE

BROKER-DEALER	ACCOUNT #

Security	Symbol		Trade Type:	☐ Buy	☐ Sell	☐ Short Sell

Options Transactions Only:	☐ Put	☐ Call	Strike Price		Exp. Date

# of Shares			Security Type:	☐ Equity	☐ Fixed	☐ Commodity

Price Per Share/Unit Price $			$ Total Price

Note/Bond Transactions: Cusip #	Maturity Date	Coupon Rate

☐	This transaction will not result in a profit from the purchase and sale or sale and repurchase of the same or equivalent security within 30 calendar days as prohibited under the Code of Ethics - Policy on Personal Securities Transactions.

☐	The above transactions are for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in ACM’s Code of Ethics - Policy on Personal Securities Transactions.

☐	Analyst Disclosure: I certify that if the above security falls within my coverage responsibility, that I have broadly communicated my research conclusions regarding said security and have afforded suitable clients sufficient time to act upon my recommendation. If trade is contrary to your recommendation to ACM clients, please consult the CCO immediately.

Signature of Employee

ACM COMPLIANCE APPROVAL

PRE-APPROVAL SCREENS:

• Previous Trading in Client Accounts ( Prior 2 Days)	☐ Pass	☐ Fail

• Open Orders	☐ Pass	☐ Fail

• Restricted List	☐ Pass	☐ Fail

• Security in ACM Universe?	☐ Yes (see below)	☐ No

☐	AUTHORIZATION GRANTED FOR 1(ONE) TRADING DAY

☐	AUTHORIZATION DENIED

Approval Compliance	Date	Time

Approval Portfolio Manager	Date	Time

*	Note: PM/CCOApproval is required for securities included in the ACM investment universe to determine if trading activity is anticipated in client accounts over the next 5 trading days.

Atlanta Capital Management Company, L.L.C.

New Employee Initial Holdings Report & Disclosure of Direct or Indirect Beneficially Owned Accounts

Consistent with the Code of Business Conduct and Ethics-Policy on Personal Securities Transactions, all employee and employee-related brokerage accounts must be maintained at broker-dealers or financial institutions, which provide the Firm with duplicate copies of all monthly statements of such accounts. This policy applies to personal accounts and all other accounts over which the employee could be expected to exercise control (please see section “A” of the Code of Ethics-Policy on Personal Securities Transactions section for more detail on the definition of “control” accounts). It is the responsibility of every employee to ensure that duplicate copies of all statements are being sent directly to the Firm to the attention of the Compliance Officer.

Please complete the attached initial holdings report of all accounts containing covered Securities (as defined by the Code of Ethics-Policy on Personal Securities Transactions) of which you have beneficial ownership including the requested information for all securities maintained in each account. You may submit copies of account statements as a means of disclosing holdings provided they contain the following information: title of holding, number of shares, principal amount, name of broker, dealer or bank and statements are current as of a date not more than 45 days prior to the date the report is submitted.

Employee Name

☐	I have attached account statements disclosing all holdings including securities, funds and sub-advised funds for all accounts in which I have a direct or indirect beneficial interest as defined by the Code of Ethics-Policy on Personal Securities Transactions.

☐	I certify that the accounts and securities written in on the attached sheet(s) represent the complete holdings of all accounts of which I have a direct or indirect beneficial interest as defined by the Code of Ethics-Policy on Personal Securities Transactions as of .

☐	I do not currently have a personal securities brokerage account. However, I agree to promptly notify ACM if I open such an account so long as I am employed by ACM.

Signature	Submission Date

This report is required of all new of Atlanta Capital Management Company, L.L.C. and is subject to SEC examination. This form must be returned to the Compliance Officer within 10 days of your initial employment date.

Atlanta Capital Management Company, L.L.C.

New Employee Initial Holdings Report & Disclosure of Direct or Indirect Beneficially Owned Accounts

Account Beneficiary/ Name	Financial Institution or Broker/Dealer	Account Type	Account Number	Title of Security	Number of Shares	Principle Amount

Employee Name	Date:	Initial:

Atlanta Capital Management Company, L.L.C.

Quarterly Personal Security Transaction Report

To:	Chief Compliance Officer, Atlanta Capital Management Company, LLC (ACM LLC)

From:
(Employee Name)

During the quarter ending, March 30, 2007 I certify that (please read & initial the following if applicable):

☐	ACM has received copies of all my transaction confirmations and account statements, which disclose all purchases and sells of securities in my personal brokerage account(s) for the above period.

☐	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest.

☐	During the above period, I have not opened any personal securities brokerage accounts.

☐	During the above period, I opened the following accounts (please attach additional sheets if necessary):

Account #	Broker	Date Opened

Account #	Broker	Date Opened

☐	I do not currently have a personal securities brokerage account. However, I agree to promptly notify ACM if I open such an account so long as I am employed by ACM.

Employee Signature	Submission Date

This report is required of all employees and officers of Atlanta Capital Management Company, L.L.C. and is subject to SEC examination.

This report must be returned within 30 days of the applicable calendar quarter end.	For ACM Compliance Use Only:

	Report reviewed by:	Date:

Atlanta Capital Management Company, L.L.C.

Quarterly Personal Security Transaction Report

To:	Chief Compliance Officer, Atlanta Capital Management Company, LLC (ACM LLC)

From:
(Employee Name)

During the quarter ending June 29, 2007, I certify that (please read & initial the following if applicable):

☐	ACM has received copies of all my transaction confirmations and account statements, which disclose all purchases and sells of securities in my personal brokerage account(s) for the above period.

☐	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest.

☐	During the above period, I have not opened any personal securities brokerage accounts.

☐	During the above period, I opened the following accounts (please attach additional sheets if necessary):

Account #	Broker	Date Opened

Account #	Broker	Date Opened

☐	I do not currently have a personal securities brokerage account. However, I agree to promptly notify ACM if I open such an account so long as I am employed by ACM.

Employee Signature	Submission Date

This report is required of all employees and officers of Atlanta Capital Management Company, L.L.C. and is subject to SEC examination.

For ACM Compliance Use Only:
This report must be returned within 30 days of the applicable calendar quarter end.
	Report reviewed by:	Date:

Atlanta Capital Management Company, L.L.C.

Quarterly Personal Security Transaction Report

To:	Chief Compliance Officer, Atlanta Capital Management Company, LLC (ACM LLC)

From:
(Employee Name)

During the quarter ending September 28, 2007, I certify that (please read & initial the following if applicable):

☐	ACM has received copies of all my transaction confirmations and account statements, which disclose all purchases and sells of securities in my personal brokerage account(s) for the above period.

☐	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest.

☐	During the above period, I have not opened any personal securities brokerage accounts.

☐	During the above period, I opened the following accounts (please attach additional sheets if necessary):

Account #	Broker	Date Opened

Account #	Broker	Date Opened

☐	I do not currently have a personal securities brokerage account. However, I agree to promptly notify ACM if I open such an account so long as I am employed by ACM.

Employee Signature	Submission Date

This report is required of all employees and officers of Atlanta Capital Management Company, L.L.C. and is subject to SEC examination.

For ACM Compliance Use Only:
This report must be returned within 30 days of the applicable calendar quarter end.
	Report reviewed by:	Date:

Atlanta Capital Management Company, L.L.C.

Quarterly Personal Security Transaction Report

To:	Chief Compliance Officer, Atlanta Capital Management Company, LLC (ACM LLC)

From:
(Employee Name)

During the quarter ending December 28, 2007, I certify that (please read & initial the following if applicable):

☐	ACM has received copies of all my transaction confirmations and account statements, which disclose all purchases and sells of securities in my personal brokerage account(s) for the above period.

☐	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest.

☐	During the above period, I have not opened any personal securities brokerage accounts.

☐	During the above period, I opened the following accounts (please attach additional sheets if necessary):

Account #	Broker	Date Opened

Account #	Broker	Date Opened

☐	I do not currently have a personal securities brokerage account. However, I agree to promptly notify ACM if I open such an account so long as I am employed by ACM.

Employee Signature	Submission Date

This report is required of all employees and officers of Atlanta Capital Management Company, L.L.C. and is subject to SEC examination.

For ACM Compliance Use Only:
This report must be returned within 30 days of the applicable calendar quarter end.
	Report reviewed by:	Date:

Atlanta Capital Management Company, L.L.C.

Annual Personal Securities Holdings Report

In accordance with the Code of Ethics-Policy on Personal Securities Transactions, each employee must submit an Annual Personal Securities Holdings Report to Compliance listing all covered securities held in direct or indirect beneficially owned accounts as of December 31 of each year. The report must be submitted no later than 20 calendar days following year-end and must be current as of December 31. You may list accounts on the attached sheet or attach detailed statements as of year-end to the extent that all information requested on the attached sheet is included on the statements and the report is submitted by the January 20th deadline.

This requirement is in addition to the requirement that duplicate statements be sent directly to ACM. It is the responsibility of every employee to ensure that duplicate copies of all brokerage statements be sent directly to the Firm to the attention of the Compliance Officer.

Employee Name

☐	I have attached account statements disclosing all holdings including securities, funds and sub-advised funds for all accounts in which I have a direct or indirect beneficial interest as defined by the Code of Ethics—Policy on Personal Securities Transactions.

☐	I certify that the accounts and securities written in on the attached sheet(s) represent the complete holdings of all accounts of which I have a direct or indirect beneficial interest as defined by the Code of Ethics—Policy on Personal Securities Transactions as of .

☐	I do not currently have a personal securities brokerage account. However, I agree to promptly notify ACM if I open such an account so long as I am employed by ACM.

This report is required of all employees and officers of Atlanta Capital Management Company, L.L.C. and is subject to SEC examination. This form must be submitted within 20 days of year-end.

I certify that the accounts and securities listed above and/or on the attached sheet represent the complete holdings of all accounts of which I have Beneficial Ownership, as defined in the Code of Ethics and Policy on Personal Securities Transactions, as of the year ended December 31, 2006.

Signature	Submission Date

Atlanta Capital Management Company, L.L.C.

Annual Personal Securities Holdings Report

Account Beneficiary/ Name	Financial Institution or Broker/Dealer	Account Type	Account Number	Title of Security	Number of Shares	Principle Amount

Page 2	Employee Name	Date:	Initial:

ACM, LLC ANNUAL ACKNOWLEDGMENT AND DISCLOSURE FORM

Please complete, date, sign and return this form to the Compliance Officer by January 20, 2007. Each question must be answered. If additional space is needed to complete answer, use space included at end of form. Any changes to any of the information below must be reported immediately to the Compliance Officer. Any exceptions noted will be reviewed by the Executive Committee.

Initials

	1.	I acknowledge receipt of the Code of Business Conduct and Ethics and the Code of Ethics - Policy on Personal Securities Transactions.

	2.	I have read and understand the Code of Business Conduct and Ethics and the Code of Ethics - Policy on Personal Securities Transactions (and related procedures) and agree to comply with the provisions therein.

	3.	Except as indicated below, neither I nor any member of my immediate family has a substantial interest in or business relationship with, a competitor, client or supplier of the firm. (If there are no relationships to be disclosed, please indicate “no exceptions”.)

	4.	Except as indicated below, neither I nor any member of my immediate family is serving as a director or officer of any public company. (If there are no relationships to be disclosed, please indicate “no exceptions”.)

	5.	Except as indicated below, I am not employed by, and do not receive compensation from, any other person or entity pursuant to a business activity outside the scope of my relationship with the firm. (If there are no relationships to be disclosed, please indicate “no exceptions”.

	6.	I understand that a willful misstatement or omission of information requested on this form or a violation of the Code of Ethics may be considered grounds for termination or other disciplinary action by the firm.

	7.	Additional notes, comments or responses to Items 4 through 7.

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Signature